Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-219348, 333-203944, 333-188554, 333-165088, 333-130874 and 333-63166) on Form S-8 and Registration Statement (No. 333-223878) on Form S-3 of Misonix, Inc., of our report dated November 6, 2019, with respect to the financial statements of Solsys Medical, LLC, which comprise the balance sheet as of June 30, 2019, the related statements of operations, changes in members’ deficit and cash flows for the six month periods ended June 30, 2019 and 2018, and the related notes to the financial statements, which report appears in the Current Report on Form 8-K of Misonix, Inc. dated November 22, 2019.

/s/ PBMares LLP

November 21, 2019